Exhibit 99.1

HESS MIDSTREAM LP

HESS MIDSTREAM LP REPORTS ESTIMATED RESULTS FOR THE FIRST QUARTER OF 2022

Key Developments:

•
Repurchased $400.0 million of Class B units from Hess Corporation and Global Infrastructure Partners in an accretive transaction completed in April 2022.
•
Increased quarterly cash distribution to $0.5492 per Class A share for the first quarter of 2022, an approximate 6.3% increase compared with the fourth quarter of 2021, reflecting a 5% increase in the per share distribution level in addition to the 5% annual distribution per share growth target.

First Quarter 2022 Highlights:

•
Net income was $159.6 million. Net cash provided by operating activities was $190.6 million.
•
Net income attributable to Hess Midstream LP was $16.9 million, or $0.50 basic earnings per Class A share, after deduction for noncontrolling interests.
•
Adjusted EBITDA1 was $241.6 million, Distributable Cash Flow1 was $211.6 million and Adjusted Free Cash Flow1 was $175.2 million.

HOUSTON, April 27, 2022—Hess Midstream LP (NYSE: HESM) (“Hess Midstream”) today reported first quarter 2022 net income of $159.6 million compared with net income of $159.6 million for the first quarter of 2021. After deduction for noncontrolling interests, net income attributable to Hess Midstream was $16.9 million, or $0.50 basic earnings per Class A share. Hess Midstream generated Adjusted EBITDA of $241.6 million. Distributable Cash Flow (“DCF”) for the first quarter of 2022 was $211.6 million and Adjusted Free Cash Flow was $175.2 million.

“We advanced two of our key priorities, increasing our gas capture capability through focused compression investments, and delivering on our commitment to our return of capital framework,” said John Gatling, President and Chief Operating Officer of Hess Midstream. “With 95% revenue protection from minimum volume commitments through 2022, we are uniquely positioned to deliver continued growth in Adjusted EBITDA, Adjusted Free Cash flow and distributions while driving future organic volume growth and potential for additional return of capital to our shareholders.”

Hess Midstream’s results contained in this release are consolidated to include the noncontrolling interests in Hess Midstream Operations LP owned by affiliates of Hess Corporation (“Hess”) and Global Infrastructure Partners (“GIP” and together with Hess, the “Sponsors”). We refer to certain results as “attributable to Hess Midstream LP,” which exclude the noncontrolling interests in Hess Midstream Operations LP owned by the Sponsors.

(1) Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow are non‑GAAP measures. Definitions and reconciliations of these non‑GAAP measures to GAAP reporting measures appear in the following pages of this release.

Financial Results

Revenues and other income in the first quarter of 2022 were $312.4 million compared with $288.8 million in the prior-year quarter. First quarter 2022 revenues included $22.7 million of pass-through electricity, produced water trucking and disposal costs, rail transportation and certain other fees and $33.9 million of shortfall fee payments related to minimum volume commitments (“MVC”) compared with $18.8 million and $13.4 million, respectively, in the prior-year quarter. First quarter 2022 revenues and other income were up $23.6 million compared to the prior-year quarter primarily due to higher MVC levels and slightly higher tariff rates. Total costs and expenses in the first quarter of 2022 were $116.9 million, up from $106.3 million in the prior-year quarter. The increase was primarily attributable to higher depreciation expense for additional assets placed in service, higher pass-through expenses, as described above, and higher operating expenses on our expanding gathering infrastructure.

Net income for the first quarter of 2022 was $159.6 million, or $0.50 basic earnings per Class A share, after deduction for noncontrolling interests, compared with $0.45 basic earnings per Class A share in the year-ago quarter due to secondary equity offering and unit repurchase transactions completed over the period. Substantially all of income tax expense was attributed to earnings of Class A shares reflective of our organizational structure. Net cash provided by operating activities for the first quarter of 2022 was $190.6 million.

Adjusted EBITDA for the first quarter of 2022 was $241.6 million. Relative to distributions, DCF for the first quarter of 2022 of $211.6 million resulted in an approximately 1.6x distribution coverage ratio. Adjusted Free Cash Flow for the first quarter of 2022 was $175.2 million.

Operational Highlights

In March 2022, Hess Midstream brought online one of two new greenfield compressor stations planned for 2022. In aggregate, the new stations are expected to provide an additional 85 MMcf/d of installed capacity in 2022 and can be expanded up to 130 MMcf/d in the future.

Throughput volumes increased 5% for gas processing and 3% for gas gathering in the first quarter of 2022 compared with the first quarter of 2021, driven primarily by higher gas capture. Throughput volumes increased 3% for water gathering. Throughput volumes decreased 14% for crude oil gathering and terminaling in the first quarter of 2022 compared with the first quarter of 2021 due to lower production. The impact of the reduction in physical oil volumes in the first quarter of 2022 compared to the first quarter of 2021 was partially offset by MVC shortfall fee payments and higher tariff rates.

Capital Expenditures

Capital expenditures for the first quarter of 2022 totaled $37.1 million, including $36.4 million of expansion capital expenditures and $0.7 million of maintenance capital expenditures, and were primarily attributable to continued expansion of our gas compression capacity. Capital expenditures in the prior-year quarter were $23.1 million, including $22.4 million of expansion capital expenditures and $0.7 million of maintenance capital expenditures, and were also primarily attributable to expansion of our compression capacity.

Quarterly Cash Distributions

On April 25, 2022, our general partner’s board of directors declared a quarterly cash distribution of $0.5492 per Class A share for the first quarter of 2022, an approximate increase of 6.3% over the distribution for the prior quarter. This increase consists of a 5% immediate increase in Hess Midstream’s distribution level per Class A share in addition to the quarterly increase consistent with its targeted 5% growth in annual distributions per Class A share. The distribution is expected to be paid on May 13, 2022 to shareholders of record as of the close of business on May 5, 2022.

Guidance

Hess Midstream continues to target 5% annual distribution growth per Class A share through at least 2024 from this new higher level with expected annual distribution coverage greater than 1.4x, including distribution coverage greater than 1.5x in 2022. In 2022, Hess Midstream expects revenues that are 95% protected by MVCs, as Hess Midstream’s physical volumes are generally expected to be at or below MVC levels. For 2023 and 2024, Hess Midstream continues to expect organic growth in physical volumes above MVC levels.

Hess Midstream reaffirms its previously announced guidance for full year 2022 throughput volumes, Adjusted EBITDA and capital expenditures. Hess Midstream is updating its net income, DCF and Adjusted Free Cash Flow guidance to include the impact of the incremental $15.0 million interest expense on the $400.0 million in aggregate principal amount of 5.500% senior unsecured notes due 2030 issued in April 2022 to repay borrowings under its revolving credit facility used to fund the previously announced accretive $400.0 million Class B unit repurchase transaction. Additionally, the updated net income, DCF and Adjusted Free Cash Flow guidance includes the impact of the incremental $5.0 million income tax expense resulting from ownership changes following the previously announced secondary equity offering and the Class B unit repurchase transactions.

Year Ending
December 31, 2022
(Unaudited)
Financials (in millions)
Net income	$610 – 640
Adjusted EBITDA	$970 – 1,000
Distributable cash flow	$825 – 855
Expansion capital expenditures	$225
Maintenance capital expenditures	$10
Adjusted free cash flow	$600 – 630

Year Ending
December 31, 2022
(Unaudited)
Throughput volumes
Gas gathering - MMcf of natural gas per day	350 – 365
Crude oil gathering - MBbl of crude oil per day	100 – 105
Gas processing - MMcf of natural gas per day	330 – 345
Crude terminals - MBbl of crude oil per day	110 – 115
Water gathering - MBbl of water per day	70 – 75

Investor Webcast

Hess Midstream will review first quarter financial and operating results and other matters on a webcast today at 12:00 p.m. Eastern Time. The live audio webcast is accessible on the Investor page of our website www.hessmidstream.com. Conference call numbers for participation are 866-395-9624, or 213-660-0871 for international callers. The passcode number is 9799359. A replay of the conference call will be available at the same location following the event.

About Hess Midstream

Hess Midstream LP is a fee‑based, growth-oriented midstream company that operates, develops and acquires a diverse set of midstream assets to provide services to Hess and third‑party customers. Hess Midstream owns oil, gas and produced water handling assets that are primarily located in the Bakken and Three Forks Shale plays in the Williston Basin area of North Dakota. More information is available at www.hessmidstream.com.

Reconciliation of U.S. GAAP to Non‑GAAP Measures

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), management utilizes certain additional non‑GAAP measures to facilitate comparisons of past performance and future periods. “Adjusted EBITDA” presented in this release is defined as reported net income (loss) before net interest expense, income tax expense, depreciation and amortization and our proportional share of depreciation of our equity affiliates, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as transaction costs, other income and other non‑cash, non‑recurring items, if applicable. “Distributable Cash Flow” or “DCF” is defined as Adjusted EBITDA less net interest, excluding amortization of deferred financing costs, cash paid for federal and state income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. We define “Adjusted Free Cash Flow” as DCF less expansion capital expenditures and ongoing contributions to equity investments. We believe that investors’ understanding of our performance is enhanced by disclosing these measures as they may assist in assessing our operating performance as compared to other publicly traded companies in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods, and assessing the ability of our assets to generate sufficient cash flow to make distributions to our shareholders. These measures are not, and should not be viewed as, a substitute for GAAP net income or cash flow from operating activities and should not be considered in isolation. Reconciliations of Adjusted EBITDA, DCF and Adjusted Free Cash Flow to reported net income (GAAP) and net cash provided by operating activities (GAAP), are provided below. Hess Midstream is unable to project net cash provided by operating activities with a reasonable degree of accuracy because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occur. Therefore, Hess Midstream is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected Adjusted Free Cash Flow to projected net cash provided by operating activities without unreasonable effort.

	First Quarter
	(unaudited)
	2022		2021

(in millions, except ratio and per-share data)
Reconciliation of Adjusted EBITDA and Distributable Cash Flow to net income:
Net income	$159.6		$159.6
Plus:
Depreciation expense	44.4		40.2
Proportional share of equity affiliates' depreciation	1.3		1.3
Interest expense, net	31.3		23.1
Income tax expense (benefit)	5.0		2.5
Adjusted EBITDA	241.6		226.7
Less:
Interest, net(1)	29.3		21.4
Maintenance capital expenditures	0.7		0.7
Distributable cash flow	$211.6		$204.6

Reconciliation of Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow to net cash provided by operating activities:
Net cash provided by operating activities	$190.6		$165.4
Changes in assets and liabilities	25.2		43.8
Amortization of deferred financing costs	(2.0)		(1.7)
Proportional share of equity affiliates' depreciation	1.3		1.3
Interest expense, net	31.3		23.1
Earnings from equity investments	0.4		2.7
Distribution from equity investments	(4.7)		(7.5)
Other	(0.5)		(0.4)
Adjusted EBITDA	$241.6		$226.7
Less:
Interest, net(1)	29.3		21.4
Maintenance capital expenditures	0.7		0.7
Distributable cash flow	$211.6		$204.6
Less:
Expansion capital expenditures	36.4		22.4
Adjusted free cash flow	$175.2		$182.2
Distributed cash flow	131.7		128.8
Distribution coverage ratio	1.6	x	1.6	x
Distribution per Class A share	$0.5492		$0.4526

(1) Excludes amortization of deferred financing costs.

Guidance
Year Ending
December 31, 2022
(Unaudited)
(in millions)
Reconciliation of Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow to net income:
Net income	$610 – 640
Plus:
Depreciation expense*	190
Interest expense, net	145
Income tax expense	25
Adjusted EBITDA	$970 – 1,000
Less:
Interest, net, and maintenance capital expenditures	145
Distributable cash flow	$825 – 855
Less:
Expansion capital expenditures	225
Adjusted free cash flow	$600 – 630
*Includes proportional share of equity affiliates' depreciation

Cautionary Note Regarding Forward-looking Information

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; our industry; our expected revenues; our future profitability; our maintenance or expansion projects; our projected budget and capital expenditures and the impact of such expenditures on our performance; and future economic and market conditions in the oil and gas industry.

Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. The following important factors could cause actual results to differ materially from those in our forward-looking statements: the direct and indirect effects of the COVID-19 global pandemic and other public health developments on our business and those of our business partners, suppliers and customers, including Hess; the ability of Hess and other parties to satisfy their obligations to us, including Hess’ ability to meet its drilling and development plans on a timely basis or at all, its ability to deliver its nominated volumes to us, and the operation of joint ventures that we may not control; our ability to generate sufficient cash flow to pay current and expected levels of distributions; reductions in the volumes of crude oil, natural gas, natural gas liquids (“NGLs”) and produced water we gather, process, terminal or store; the actual volumes we gather, process, terminal or store for Hess in excess of our MVCs and relative to Hess' nominations; fluctuations in the prices and demand for crude oil, natural gas and NGLs, including as a result of the COVID-19 global pandemic; changes in global economic conditions and the effects of a global economic downturn on our business and the business of our suppliers, customers, business partners and lenders; our ability to comply with government regulations or make capital expenditures required to maintain compliance, including our ability to obtain or maintain permits necessary for capital projects in a timely manner, if at all, or the revocation or modification of existing permits; our ability to successfully identify, evaluate and timely execute our capital projects, investment opportunities and growth strategies, whether through organic growth or acquisitions; costs or liabilities associated with federal, state and local laws, regulations and governmental actions applicable to our business, including legislation and regulatory initiatives relating to environmental protection and safety, such as spills, releases, pipeline integrity and measures to limit greenhouse gas emissions; our ability to comply with the terms of our credit facility, indebtedness and other financing arrangements, which, if accelerated, we may not be able to repay; reduced demand for our midstream services, including the impact of weather or the availability of the competing third-party midstream gathering, processing and transportation operations; potential disruption or interruption of our business due to catastrophic events, such as accidents, severe weather events, labor disputes, information technology failures, constraints or disruptions and cyber-attacks; any limitations on our ability to access debt or capital markets on terms that we deem acceptable, including as a result of weakness in the oil and gas industry or negative outcomes within commodity and financial markets; liability resulting from litigation; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission.

As and when made, we believe that our forward-looking statements are reasonable. However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

For Hess Midstream LP

Investor Contact:

Jennifer Gordon

(212) 536-8244

Media Contact:

Robert Young

(713) 496-6076

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2022	2021	2021
Statement of operations
Revenues
Affiliate services	$312.1	$288.8	$316.3
Other income	0.3	-	-
Total revenues	312.4	288.8	316.3
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	66.5	59.8	66.8
Depreciation expense	44.4	40.2	43.5
General and administrative expenses	6.0	6.3	6.1
Total costs and expenses	116.9	106.3	116.4
Income from operations	195.5	182.5	199.9
Income from equity investments	0.4	2.7	2.0
Interest expense, net	31.3	23.1	31.4
Income before income tax expense (benefit)	164.6	162.1	170.5
Income tax expense (benefit)	5.0	2.5	5.4
Net income	$159.6	$159.6	$165.1
Less: Net income attributable to noncontrolling interest	142.7	151.0	148.2
Net income attributable to Hess Midstream LP	$16.9	$8.6	$16.9

Net income attributable to Hess Midstream LP per Class A share:
Basic	$0.50	$0.45	$0.51
Diluted	$0.49	$0.43	$0.51
Weighted average Class A shares outstanding
Basic	33.7	19.3	33.0
Diluted	33.8	19.4	33.1

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First Quarter 2022
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$163.6	$113.8	$34.7	$-	$312.1
Other income	-	-	0.3	-	0.3
Total revenues	163.6	113.8	35.0	-	312.4
Costs and expenses	.
Operating and maintenance expenses (exclusive of depreciation shown separately below)	37.0	20.7	8.8	-	66.5
Depreciation expense	25.9	14.4	4.1	-	44.4
General and administrative expenses	2.5	1.0	0.2	2.3	6.0
Total costs and expenses	65.4	36.1	13.1	2.3	116.9
Income (loss) from operations	98.2	77.7	21.9	(2.3)	195.5
Income from equity investments	-	0.4	-	-	0.4
Interest expense, net	-	-	-	31.3	31.3
Income before income tax expense (benefit)	98.2	78.1	21.9	(33.6)	164.6
Income tax expense (benefit)	-	-	-	5.0	5.0
Net income (loss)	98.2	78.1	21.9	(38.6)	159.6
Less: Net income (loss) attributable to noncontrolling interest	85.2	67.7	19.0	(29.2)	142.7
Net income (loss) attributable to Hess Midstream LP	$13.0	$10.4	$2.9	$(9.4)	$16.9

	First Quarter 2021
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$152.7	$103.5	$32.6	$-	$288.8
Total revenues	152.7	103.5	32.6	-	288.8
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	33.0	22.5	4.3	-	59.8
Depreciation expense	24.9	11.2	4.1	-	40.2
General and administrative expenses	2.4	1.6	0.2	2.1	6.3
Total costs and expenses	60.3	35.3	8.6	2.1	106.3
Income (loss) from operations	92.4	68.2	24.0	(2.1)	182.5
Income from equity investments	-	2.7	-	-	2.7
Interest expense, net	-	-	-	23.1	23.1
Income before income tax expense (benefit)	92.4	70.9	24.0	(25.2)	162.1
Income tax expense (benefit)	-	-	-	2.5	2.5
Net income (loss)	92.4	70.9	24.0	(27.7)	159.6
Less: Net income (loss) attributable to noncontrolling interest	86.0	66.1	22.4	(23.5)	151.0
Net income (loss) attributable to Hess Midstream LP	$6.4	$4.8	$1.6	$(4.2)	$8.6

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Fourth Quarter 2021
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$166.0	$115.8	$34.5	$-	$316.3
Total revenues	166.0	115.8	34.5	-	316.3
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	37.2	26.0	3.6	-	66.8
Depreciation expense	25.5	14.0	4.0	-	43.5
General and administrative expenses	2.2	1.5	0.2	2.2	6.1
Total costs and expenses	64.9	41.5	7.8	2.2	116.4
Income (loss) from operations	101.1	74.3	26.7	(2.2)	199.9
Income from equity investments	-	2.0	-	-	2.0
Interest expense, net	-	-	-	31.4	31.4
Income before income tax expense (benefit)	101.1	76.3	26.7	(33.6)	170.5
Income tax expense (benefit)	-	-	-	5.4	5.4
Net income (loss)	101.1	76.3	26.7	(39.0)	165.1
Less: Net income (loss) attributable to noncontrolling interest	88.0	66.4	23.1	(29.3)	148.2
Net income (loss) attributable to Hess Midstream LP	$13.1	$9.9	$3.6	$(9.7)	$16.9

HESS MIDSTREAM LP

SUPPLEMENTAL OPERATING DATA (UNAUDITED)

(IN THOUSANDS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2022	2021	2021

Throughput volumes
Gas gathering - Mcf of natural gas per day	326	316	345
Crude oil gathering - bopd	101	117	106
Gas processing - Mcf of natural gas per day	316	302	330
Crude terminals - bopd	108	125	113
NGL loading - blpd	14	13	14
Water gathering - blpd	72	70	72